NEWS RELEASE

Exhibit 99.1

MATTEL REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

•	First quarter Net Sales of $594 million, down 14% as reported, and down 12% in constant currency, versus prior year.

•	Gross Sales of $670 million, down 14% as reported, and down 12% in constant currency.

•	Reported Gross Margin of 43.0%, an improvement of 820 basis points; Adjusted Gross Margin of 43.5%, an improvement of 550 basis points.

•	Reported Operating Loss of $150 million, compared to a prior year loss of $127 million; Adjusted Operating Loss of $133 million, compared to a prior year loss of $97 million.

•	Cash Flows Used for Operating Activities of $174 million, an improvement of $19 million.

•	Global manufacturing and distribution capacity largely restored, expect to meet product demand for the second half of the year.

•
Liquidity, including cash on hand and access to $1.6 billion senior secured revolving credit facilities, is expected to be sufficient to effectively manage through COVID-19 disruption and to continue to execute strategy.

•	Withdrawing previous 2020 guidance due to uncertainty related to COVID-19.

•	Mattel dedicated to community support through producing personal protective equipment for medical professionals and providing grants and toy donations.

EL SEGUNDO, Calif., May 5, 2020 - Mattel, Inc. (NASDAQ: MAT) today reported first quarter 2020 financial results.

Ynon Kreiz, Chairman and CEO, Mattel said: “While the world has been facing the unprecedented health and economic impact of COVID-19, we have been quickly adjusting the way we operate and how we manage the Company. Our top priority has been to protect the health and safety of our people and at the same time mitigate the disruption to our business. I am proud of how our team has embraced uncertainty and change and demonstrated resilience in the face of this challenge.”

“Our work over the past two years to develop a flexible and results-oriented organization is serving us well during this time,” Mr. Kreiz continued. “We remain focused on transforming Mattel into an IP-driven, high-performing toy company and creating long-term shareholder value. Looking beyond the second quarter, with supply chain and retail distribution continuing to improve and markets reopening, we are planning for increased demand for our products in expectation of a much-improved second half and holiday season. We are confident in our ability to navigate through the balance of the year and believe our assets, resources, and capabilities position us well to succeed in the recovery.”

Joseph Euteneuer, CFO, Mattel said: “Our accomplishments over the past two years position us well to respond to changing market conditions. In the first quarter, we delivered significant Gross Margin improvement with our highest first quarter Gross Margin since 2016, despite the COVID-19 disruption. Additionally, the cumulative savings from Structural Simplification, Capital Light, and our additional 2020 actions are expected to exceed $1 billion exiting the year. With our cash on hand and access to our $1.6 billion senior secured revolving credit facilities, we expect to have sufficient liquidity to effectively manage through the disruption and to continue to execute our strategy.”

For the first quarter, Net Sales were down 14% as reported, and down 12% in constant currency, versus the prior year’s first quarter. Gross Sales were down 14% as reported, and down 12% in constant currency. Reported Operating Loss was $149.8 million, compared to a prior year loss of $127.1 million, and Adjusted Operating Loss was $133.0 million, compared to a prior year loss of $96.5 million. Reported Loss Per Share was $0.61, compared to a prior year loss per share of $0.51, and Adjusted Loss Per Share was $0.56, compared to a prior year loss per share of $0.42.

NEWS RELEASE

COVID-19 Business Update

Mattel has taken preventative actions to protect the health and safety of the organization and mitigate the disruption to the business. This includes the successful transition to a remote work structure for employees working in 35 countries, the implementation of stringent measures to safeguard personnel at plants and distribution centers, and the temporary closure of Mattel’s American Girl® retail stores.

The global supply chain organization has rapidly responded to the frequent and unpredictable changes occurring in various locations where Mattel operates. The team has taken mitigating actions to return manufacturing and distribution operations to near-normal operating capacity, including China, and are taking similar actions in other parts of the world where necessary. Mattel believes operations are on the right path to meet production needs for the second half of the year, leading up to and including the holiday season.

The global commercial organization has also been working with retail partners daily to navigate the dynamic landscape and evolving consumer path to purchase. The team developed and launched new promotions and marketing activation initiatives that were tailored to the new consumer behaviors. Additionally, joint business plans with retailers are being accelerated to compensate for the disruption and adapt to the retail environment, including transition to online retail and omni-channel experience.

The design and category management organizations have been quick to respond to consumer needs and find new ways to engage with Mattel’s brands. The Company recently launched the Mattel Playroom, a free online platform that offers parents and caregivers a centralized resource for activities, expert advice, games, and content from our iconic brands.

Mattel will continue to benefit from cost savings related to the Structural Simplification and Capital Light programs and from additional actions taken in 2020 in response to COVID-19. Liquidity, including cash on hand and access to the $1.6 billion senior secured revolving credit facilities, is expected to be sufficient to effectively manage through the COVID-19 disruption and to continue to execute Mattel’s strategy.

Given the high level of uncertainty around the impact of COVID-19, Mattel is withdrawing its previous 2020 guidance.

COVID-19 Community Support

Mattel is leveraging its expertise, products and resources to support communities, those in need, and frontline heroes. Design teams across campuses are partnering with Mattel’s manufacturing facilities to make personal protective equipment, including 500,000 face shields, for donation to medical professionals. In addition, Mattel launched its “Thank You Heroes” collection, with all net proceeds being donated to First Responders First. Globally, Mattel has given grants to Feed the Children and Save the Children. Domestically, the Mattel Children’s Foundation has donated art supplies, games, and other toys to the Los Angeles Unified School District’s “LA Students Most in Need” charitable effort.

NEWS RELEASE

Financial Overview
For the first quarter, Net Sales in the North America segment decreased 16% as reported and in constant currency, versus the prior year’s first quarter.
Gross Sales in the North America segment decreased 17% as reported and in constant currency, primarily driven by declines in Infant, Toddler and Preschool (including Fisher-Price and Thomas & Friends, and Fisher-Price Friends), Action Figures, Building Sets and Games (including Toy Story 4 and MEGA®, partially offset by growth in UNO® and Pictionary®), and Dolls (including owned brands and Barbie®). This was partially offset by growth in Vehicles (including Hot Wheels®, partially offset by lower sales of CARS® and Jurassic World® vehicles).
Net Sales in the International segment decreased 11% as reported, and 8% in constant currency.
Gross Sales in the International segment decreased 11% as reported, and 7% in constant currency, primarily driven by declines in Infant, Toddler and Preschool (including Fisher-Price and Thomas & Friends, and Fisher-Price Friends), Dolls (including Barbie, partially offset by growth in owned brands), and Action Figures, Building Sets and Games (including DC Comics™ and Jurassic World, partially offset by growth in UNO).
Net Sales in the American Girl segment decreased 16% as reported and in constant currency. Gross Sales in the American Girl segment decreased by 16% as reported and in constant currency, primarily driven by lower sales in proprietary retail channels, partially offset by higher direct-to-consumer sales.
Reported Gross Margin increased to 43.0%, versus 34.8% in the prior year’s first quarter, and Adjusted Gross Margin increased to 43.5%, versus 38.0%. The increase in Reported Gross Margin was primarily driven by the benefit of cost savings programs and the absence of the impact of the inclined sleeper product recalls. The increase in Adjusted Gross Margin was primarily driven by the benefit of Mattel’s cost savings programs.
Reported Other Selling and Administrative Expenses increased by $31.3 million, or 11%, to $328.7 million, versus the prior year’s first quarter. Adjusted Other Selling and Administrative Expenses increased by $26.2 million, or 9%, to $314.9 million. The increase in Reported and Adjusted Other Selling and Administrative Expenses was primarily driven by higher incentive compensation expense and employee-related costs, partially offset by the benefit of the Structural Simplification cost savings program.
Sales by Categories
For the first quarter, Worldwide Gross Sales for Dolls were $225.9 million, down 11% as reported, and down 9% in constant currency, versus the prior year’s first quarter, primarily driven by declines in Barbie and American Girl.
Worldwide Gross Sales for Infant, Toddler and Preschool were $140.3 million, down 28% as reported, and down 26% in constant currency, primarily driven by declines in Fisher-Price and Thomas & Friends, and Fisher-Price Friends.
Worldwide Gross Sales for Vehicles were $185.7 million, up 1% as reported, and up 4% in constant currency, primarily driven by growth in Hot Wheels, partially offset by expected declines in CARS vehicles, given the non-movie year.
Worldwide Gross Sales for Action Figures, Building Sets and Games were $118.1 million, down 21% as reported, and down 20% in constant currency, primarily driven by declines in Toy Story 4, post its movie launch year, and DC Comics, partially offset by growth in UNO.
Conference Call and Live Webcast
At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its first quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, https://mattel.gcs-web.com/. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern time the evening of the call until Tuesday, May 12, 2020 and may be accessed by dialing +1-404-537-3406. The passcode is 4767309.

NEWS RELEASE

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information and assumptions, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements, and are currently, or in the future could be, amplified by the COVID-19 pandemic. Specific factors that might cause such a difference include, but are not limited to: (i) potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the global economy, including its impact on our sales; (ii) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (iii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iv) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (v) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (vi) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (viii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, such as the bankruptcy and liquidation of Toys “R” Us, Inc., or changes in their purchasing or selling patterns; (ix) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (x) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xii) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy and liquidation of Mattel’s significant retailers, such as Toys “R” Us, Inc., or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings; (xvii) failure to realize the planned benefits from any investments or acquisitions made by Mattel; (xviii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s programs or alter Mattel’s actions and reduce actual results; (xix) changes in financing markets or the inability of Mattel to obtain financing on attractive terms; (xx) the impact of litigation, arbitration, or regulatory decisions or settlement actions; (xxi) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; and (xxii) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so, except as required by law.

NEWS RELEASE

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include Gross Sales, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Other Selling and Administrative Expenses, Adjusted Operating Income (Loss), Adjusted Earnings (Loss) Per Share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and constant currency. Mattel uses these metrics to analyze its continuing operations and to monitor, assess and identify meaningful trends in its operating and financial performance, and each is discussed in detail below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of Mattel’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by other companies. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.
This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, https://mattel.gcs-web.com/, under the subheading “Financial Information - Earnings Releases.”
Gross Sales
Gross Sales represent sales to customers, excluding the impact of Sales Adjustments. Net Sales, as reported, include the impact of Sales Adjustments, such as trade discounts and other allowances. Mattel presents changes in Gross Sales as a metric for comparing its aggregate, categorical, brand and geographic results to highlight significant trends in Mattel’s business. Changes in Gross Sales are discussed because, while Mattel records the details of such Sales Adjustments in its financial accounting systems at the time of sale, such Sales Adjustments are generally not associated with brands and individual products, making Net Sales less meaningful. Since Sales Adjustments are determined by customer rather than at the brand level, Mattel believes that the disclosure of Gross Sales by categories and brand is useful supplemental information for investors to be able to assess the performance of its underlying brands (e.g., Barbie) and also enhances their ability to compare sales trends over time.
Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit and Adjusted Gross Margin represent reported Gross Profit and Reported Gross Margin, respectively, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls. Adjusted Gross Margin represents Mattel’s Adjusted Gross Profit, as a percentage of Net Sales. Adjusted Gross Profit and Adjusted Gross Margin are presented to provide additional perspective on underlying trends in Mattel’s core Gross Profit and Gross Margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Other Selling and Administrative Expenses
Adjusted Other Selling and Administrative Expenses represents Mattel’s Reported Other Selling and Administrative Expenses, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Other Selling and Administrative Expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Operating Income (Loss)
Adjusted Operating Income (Loss) represents Mattel’s reported Operating Income (Loss), adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Operating Income (Loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE

Adjusted Earnings (Loss) Per Share
Adjusted Earnings (Loss) Per Share represents Mattel’s Reported Diluted Earnings (Loss) Per Common Share, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, adjusting for certain discrete tax items, and dividing by the reported weighted average number of common shares. Adjusted Earnings (Loss) Per Share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted Earnings (Loss) Per Share is a performance measure and should not be used as a measure of liquidity.
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, severance and restructuring expenses, and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025, the indenture governing our 5.875% senior notes due 2027, and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.
Constant currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

NEWS RELEASE

About Mattel
Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price®, Thomas & Friends® and MEGA®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

Contacts:

News Media	Securities Analysts
Dena Cook	David Zbojniewicz
dena.cook@mattel.com	david.zbojniewicz@mattel.com
310-252-4247	310-252-2703

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended March 31,
	2020		2019		% Change as Reported	% Change in Constant Currency
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$594.1		$689.2		-14%	-12%
Cost of sales	338.9	57.0%	449.5	65.2%	-25%
Gross Profit	255.2	43.0%	239.8	34.8%	6%	8%
Advertising and promotion expenses	76.3	12.8%	69.5	10.1%	10%
Other selling and administrative expenses	328.7	55.3%	297.4	43.1%	11%
Operating Loss	(149.8)	-25.2%	(127.1)	-18.4%	18%	20%
Interest expense	49.0	8.2%	47.0	6.8%	4%
Interest (income)	(2.1)	-0.4%	(2.3)	-0.3%	-8%
Other non-operating expense, net	2.1		1.9
Loss Before Income Taxes	(198.8)	-33.5%	(173.6)	-25.2%	15%	15%
Provision for income taxes	11.9		2.7
Net Loss	$(210.7)	-35.5%	$(176.3)	-25.6%	20%
Net Loss Per Common Share - Basic	$(0.61)		$(0.51)
Weighted-average number of common shares	346.9		345.9
Net Loss Per Common Share - Diluted	$(0.61)		$(0.51)
Weighted-average number of common and potential common shares	346.9		345.9

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	March 31,		December 31,
	2020	2019	2019
(In millions)	(Unaudited)
Assets
Cash and equivalents	$499.4	$380.1	$630.0
Accounts receivable, net	528.5	624.5	936.4
Inventories	560.6	615.8	495.5
Prepaid expenses and other current assets	218.5	274.7	186.1
Total current assets	1,807.1	1,895.1	2,248.0
Property, plant, and equipment, net	519.8	622.3	550.1
Right-of-use assets, net	298.3	327.4	303.2
Other noncurrent assets	2,179.2	2,237.6	2,223.9
Total Assets	$4,804.4	$5,082.4	$5,325.2

Liabilities and Stockholders' Equity
Short-term borrowings	$150.0	$—	$—
Accounts payable and accrued liabilities	963.7	982.0	1,228.9
Income taxes payable	12.3	19.4	48.0
Total current liabilities	1,126.0	1,001.4	1,276.9
Long-term debt	2,848.9	2,853.5	2,846.8
Noncurrent lease liabilities	262.6	294.8	270.9
Other noncurrent liabilities	408.9	409.3	439.0
Total stockholders' equity	157.9	523.4	491.7
Total Liabilities and Stockholders' Equity	$4,804.4	$5,082.4	$5,325.2

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	March 31,
	2020	2019
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	80	82

	Three Months Ended March 31,
(In millions)	2020	2019
Condensed Cash Flow Data:
Cash flows used for operating activities	$(174)	$(193)
Cash flows used for investing activities	(81)	(19)
Cash flows provided by (used for) financing activities and other	125	(2)
Decrease in cash and equivalents	$(131)	$(214)

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended March 31,
	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
Worldwide Gross Sales:
Net Sales	$594.1	$689.2	-14%	-12%
Sales Adjustments[2]	75.9	90.9
Gross Sales	$670.0	$780.1	-14%	-12%

Worldwide Gross Sales by Categories:
Dolls	$225.9	$252.9	-11%	-9%
Infant, Toddler and Preschool	140.3	193.6	-28	-26
Vehicles	185.7	183.4	1	4
Action Figures, Building Sets and Games	118.1	150.3	-21	-20
Gross Sales	$670.0	$780.1	-14%	-12%

Supplemental Gross Sales Disclosure

Worldwide Gross Sales by Top 3 Power Brands:
Barbie	$147.5	$163.5	-10%	-8%
Hot Wheels	158.6	150.5	5	8
Fisher-Price and Thomas & Friends	128.8	172.4	-25	-24
Other	235.1	293.7	-20	-19
Gross Sales	$670.0	$780.1	-14%	-12%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended March 31,
	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
North America Segment Gross Sales:
Net Sales	$287.6	$341.4	-16%	-16%
Sales Adjustments[2]	18.2	28.0
Gross Sales	$305.8	$369.4	-17%	-17%

North America Gross Sales by Categories:
Dolls	$73.9	$80.3	-8%	-8%
Infant, Toddler and Preschool	76.6	108.0	-29	-29
Vehicles	88.7	85.0	4	4
Action Figures, Building Sets and Games	66.5	96.2	-31	-31
Gross Sales	$305.8	$369.4	-17%	-17%

Supplemental Gross Sales Disclosure

North America Gross Sales by Top 3 Power Brands:
Barbie	$67.8	$69.3	-2%	-2%
Hot Wheels	74.1	67.1	11	11
Fisher-Price and Thomas & Friends	69.9	96.6	-28	-28
Other	94.0	136.5	-31	-31
Gross Sales	$305.8	$369.4	-17%	-17%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended March 31,
	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
International Segment Gross Sales:
Net Sales	$269.4	$303.4	-11%	-8%
Sales Adjustments[2]	56.8	61.8
Gross Sales	$326.1	$365.2	-11%	-7%

International Gross Sales by Geographic Area:
EMEA
Net Sales	$173.3	$174.5	-1%	2%
Sales Adjustments[2]	42.0	41.9
Gross Sales	$215.3	$216.3	—%	3%

Latin America
Net Sales	$51.3	$64.5	-20%	-14%
Sales Adjustments[2]	8.4	10.8
Gross Sales	$59.7	$75.3	-21%	-14%

Asia Pacific
Net Sales	$44.8	$64.4	-31%	-28%
Sales Adjustments[2]	6.4	9.1
Gross Sales	$51.2	$73.6	-30%	-28%

International Gross Sales by Categories:
Dolls	$113.9	$127.1	-10%	-7%
Infant, Toddler and Preschool	63.8	85.6	-26	-22
Vehicles	96.9	98.4	-2	3
Action Figures, Building Sets and Games	51.5	54.1	-5	-1
Gross Sales	$326.1	$365.2	-11%	-7%

Supplemental Gross Sales Disclosure

International Gross Sales by Top 3 Power Brands:
Barbie	$79.7	$94.2	-15%	-12%
Hot Wheels	84.5	83.5	1	6
Fisher-Price and Thomas & Friends	58.8	75.8	-22	-19
Other	103.1	111.7	-8	-4
Gross Sales	$326.1	$365.2	-11%	-7%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended March 31,
	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
American Girl Segment Gross Sales:
Net Sales	$37.2	$44.4	-16%	-16%
Sales Adjustments	0.9	1.1
Gross Sales	$38.1	$45.6	-16%	-16%

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2020	2019
Gross Profit
Gross Profit, As Reported	$255.2	$239.8
Gross Margin	43.0%	34.8%
Adjustments:
Severance and Restructuring Expenses	3.1	—
Inclined Sleeper Product Recalls[2]	—	21.9
Gross Profit, As Adjusted	$258.2	$261.7
Adjusted Gross Margin	43.5%	38.0%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$328.7	$297.4
% of Net Sales	55.3%	43.1%
Adjustments:
Severance and Restructuring Expenses	(7.5)	(8.7)
Inclined Sleeper Product Recalls[2]	(6.3)	—
Other Selling and Administrative Expenses, As Adjusted	$314.9	$288.7
% of Net Sales	53.0%	41.9%

Operating Loss
Operating Loss, As Reported	$(149.8)	$(127.1)
Adjustments:
Severance and Restructuring Expenses	10.6	8.7
Inclined Sleeper Product Recalls[2]	6.3	21.9
Operating Loss, As Adjusted	$(133.0)	$(96.5)

Other Information
Inclined Sleeper Product Recalls[2]	$6.3	$27.3

1 Amounts may not foot due to rounding.
2 For the three months ended March 31, 2020, Mattel recorded expenses related to inclined sleeper product recall litigation of $6.3 million. For the three months ended March 31, 2019, Mattel recorded an estimated impact of $27.3 million related to the inclined sleeper product recalls, including $5.4 million as a reduction to Net Sales for estimated retailer returns.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2020	2019
Earnings Per Share
Net Loss Per Common Share, As Reported	$(0.61)	$(0.51)
Adjustments:
Severance and Restructuring Expenses	0.03	0.03
Inclined Sleeper Product Recalls[2]	0.02	0.06
Net Loss Per Common Share, As Adjusted	$(0.56)	$(0.42)

EBITDA and Adjusted EBITDA
Net Loss, As Reported	$(210.7)	$(176.3)
Adjustments:
Interest Expense	49.0	47.0
Provision for Income Taxes	11.9	2.7
Depreciation	43.7	52.1
Amortization	10.0	10.4
EBITDA	(96.2)	(64.1)
Adjustments:
Share-based Compensation	14.3	11.9
Severance and Restructuring Expenses	10.3	8.7
Inclined Sleeper Product Recalls[2]	6.3	21.9
Adjusted EBITDA	$(65.4)	$(21.7)

1 Amounts may not foot due to rounding.
2 For the three months ended March 31, 2020, Mattel recorded expenses related to inclined sleeper product recall litigation of $6.3 million. For the three months ended March 31, 2019, Mattel recorded an estimated impact of $27.3 million related to the inclined sleeper product recalls, including $5.4 million as a reduction to Net Sales for estimated retailer returns.